P  R  E  S  S      R  E  L  E  A  S  E

                              FOR IMMEDIATE RELEASE

                      PIZZA INN ANNOUNCES CHANGE IN ACCOUNTANTS

THE COLONY, TEXAS -OCTOBER 14, 2003- PIZZA INN, INC. (NASDAQ:PZZI) announced today that it has appointed BDO Seidman, LLP as its independent accountant, effective as of October 8, 2003. BDO Seidman, LLP is currently in the process of finalizing their client-acceptance due diligence. BDO Seidman, LLP replaces PricewaterhouseCoopers LLP, which served as the Company's audit firm for more than 14 years. The decision followed a thorough evaluation process, which included other national firms as well as PricewaterhouseCoopers LLP, and was arrived at by the Audit Committee.

The decision to change accountants was not the result of any disagreement between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The letter from PricewaterhouseCoopers LLP agreeing with these statements is being filed today in the Company's Form 8-K related to this announcement.

Dr. F. Jay Taylor, Chairman of the Audit Committee, stated: "Our selection of BDO Seidman, LLP was based on its professional qualifications, the quality of the audit and tax professionals who will be working with us, and its reasonable cost. The quality of the people at PricewaterhouseCoopers and the excellent professional services provided Pizza Inn for many years have made this a very difficult decision to make. However, we decided a change in audit firms was in the best interest of our stockholders.

Due to the auditor transition, the Company's earnings release for the quarter ended September 28, 2003 is tentatively scheduled for the week of October 27, 2003.

The Company is the franchisor and food and supply distributor to more than 400 stores in 20 states and 10 foreign countries.